EXHIBIT 10.15
XXXXXX INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
EXECUTION COPY
SUPPLY AGREEMENT
This Supply Agreement (the “Supply Agreement”) is entered into as of December 15, 2010 (the “Effective Date”) by and between Impax Laboratories, Inc., a Delaware corporation with its principal place of business at 30831 Huntwood Avenue, Hayward, CA 94544 (“Impax”), and Glaxo Group Limited, doing business as GlaxoSmithKline, a company organized and existing under the laws of England and having an office and place of business at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 ONN, United Kingdom (“GSK”). Impax and GSK are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
Whereas, Impax is developing a controlled release carbidopa-levodopa capsule product for the treatment of Parkinson’s disease;
Whereas, Impax and GSK are parties to a certain License, Development and Commercialization Agreement of even date hereof (the “License Agreement”), under which Impax has granted GSK the right to develop and commercialize such product in the Licensed Territory and an option to obtain such right with respect to an improved version of such product; and
Whereas, the License Agreement contemplates that Impax will manufacture and supply such product to GSK for development and commercial use, and Impax is willing to manufacture and supply such product to GSK, on the terms and conditions set forth below.
Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Supply Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used in this Supply Agreement but not defined herein shall have the meanings set forth in the License Agreement.
1.1 “Backup Manufacturer” has the meaning set forth in Section 2.9.
1.2 “Capacity Planning Forecast” has the meaning set forth in Section 2.2(e).
1.3 “Certificate of Analysis” means a document identified as such and provided by Impax to GSK with each shipment of Product that sets forth the Specifications and the analytical test results, approved by the quality assurance department, for the batch of Product shipped to GSK.

1.4 “Certificate of Conformance” means a document identified as such and provided by Impax to GSK with each shipment of Product that states that (a) the batch of Products shipped to GSK thereunder was manufactured in accordance with the Specifications and cGMPs, and (b) the batch of Products shipped to GSK thereunder is in conformance with each applicable Regulatory Approval in the Licensed Territory.
1.5 “Certificates” shall mean all or any one or combination of Certificate of Analysis and/or Certificate of Conformance.
1.6 “Change Control Operating Procedures” has the meaning set forth in Section 4.12(a).
1.7 “Clinical Supply Forecast” has the meaning set forth in Section 2.2(a).
1.8 “Consent” means consent, authorization, permit, certificate, license or approval of, exemption by, or filing or registration with, any Governmental Authority or other person.
1.9 “Current Good Manufacturing Practices,” “cGMPs” or “GMPs” means (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 11, 210 and 211 and Directive 2003/94/EC, as each may be amended from time to time; (b) comparable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of the Product, or (c) comparable guidance documents (including but not limited to advisory opinions, compliance policy guides and guidelines) promulgated by any Governmental Authority having jurisdiction over the Manufacture of the Product, which guidance documents are being implemented within the pharmaceutical manufacturing industry for such Product.
1.10 “Environmental, Health and Safety Guiding Principles” has the meaning set forth in Section 4.10.
1.11 “Facility” means, collectively, Impax’s manufacturing facility located in Hayward, California, and the manufacturing facility of its Affiliate, Impax Laboratories (Taiwan), Inc. (TW) (“Impax Taiwan”), which manufacturing facility is located in Jhunan, Taiwan.
1.12 “Firm Zone” has the meaning set forth in Section 2.2(d).
1.13 “Launch Forecast” has the meaning set forth in Section 2.2(b).
1.14 “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, including Regulatory Acts, whether now or hereafter enacted.
1.15 “License Agreement” has the meaning set forth in the Recitals.

1.16 “Manufacture” with a correlative meaning for “Manufacturing” means all activities related to the manufacturing and production of the Original Product (including, without limitation, inspection, processing, labeling, packaging, testing, storing, distribution, transport and other handling), and if GSK exercises an Option, all activities (both prior to and after GSK’s exercise of such Option) related to the manufacturing and production of the particular Improved Product in question, in each case in bulk finished form for use in Development or Commercialization, including in-process and finished product testing, release of Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Product, stability testing for intermediates and bulk finished Product to support expiration dating, conformance testing and regulatory activities related to any of the foregoing.
1.17 “Manufacturing Cost” means, with respect to Product that is (a) Manufactured by Impax or its Affiliates, Impax’s and/or its Affiliates’ fully burdened product manufacture costs, including costs reductions due to continuous improvement efforts, computed in accordance with generally accepted accounting principles applicable in the United States of America (“USA GAAP”) by application of Impax’s accounting policies, procedures, and/or conventions applied on a consistent basis, or (b) manufactured for and supplied to Impax by a Backup Manufacturer, XXXXXX. For clarity, if GSK exercises one or more Options pursuant to the License Agreement, the Manufacturing Cost shall be calculated separately for the Original Product and each Improved Product, on a Product-by-Product basis.
1.18 “Manufacturing Invention” has the meaning set forth in Section 8.1.
1.19 “Materials” mean (i) all raw materials, API, components, work-in-process, and other ingredients required to Manufacture the Product and (ii) all packaging materials used in the Manufacturing, storage, and shipment of the Product.
1.20 “Operating Expenses” means costs of plant operations and plant support services for the Facility where the Product is manufactured, including utilities, maintenance, engineering, safety, human resources, information technology, finance, plant management and other similar activities, to the extent allocable to Product ordered by GSK pursuant to this Supply Agreement.
1.21 “Product” means the Original Product or, following GSK’s timely exercise of the Option pursuant to the License Agreement, the Improved Product, in each case delivered in bulk finished form.
1.22 “Quality Agreement” has the meaning set forth in Section 2.10.
1.23 “Regulatory Acts” means all applicable laws and regulations of any of the countries in the Licensed Territory that govern the approval, manufacture, sale or licensing of pharmaceutical products, or ingredients for inclusion therein, including, without limitation, the United States Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.
1.24 “Regulatory Authority” means any division of the United States Food and Drug Administration (as applicable) and any other applicable counterpart agency that administers the Regulatory Acts.

1.25 “Rolling Forecast” has the meaning set forth in Section 2.2(c).
1.26 “Specification” means the written specification for the Product to be Manufactured and supplied to GSK pursuant to this Supply Agreement, as the same may be amended from time to time by Impax or in accordance with FDA requirements, or upon GSK’s reasonable request in accordance with requirements of Regulatory Authorities in the Licensed Territory. Specifications may be required to be different for the Product for use in different countries in the Licensed Territory due to individual Regulatory Authority requirements in such countries. For clarity, if GSK exercises the Option pursuant to the License Agreement, there will be separate Specifications, those for the Original Product and those for the Improved Product(s).
1.27 “Term” has the meaning set forth in Section 12.1.
1.28 “Transfer Price” has the meaning set forth in Section 3.1.
ARTICLE 2
PRODUCT SUPPLY
2.1 Purchase and Sale. Pursuant to the terms and conditions of this Supply Agreement, Impax, itself or through its Affiliates or Third Party subcontractors shall use Commercially Reasonable Efforts to Manufacture and supply to GSK, its Affiliates or permitted sublicensees, and GSK shall purchase from Impax, all of GSK’s and its Affiliates’ and sublicensees’ requirements for the Product for use in Development and Commercialization in the Field in the Licensed Territory pursuant to and in accordance with the License Agreement, in such quantities as GSK shall order pursuant to and in accordance with this Article 2. For clarity, Impax may perform its obligations under this Supply Agreement through one or more Third Party subcontractors, provided that Impax remains responsible for the work allocated to, and payment to, such subcontractors as it selects, to the same extent it would if it had done such work itself. The use of any Third Party subcontractor shall be approved by the Parties using the agreed Change Control Operating Procedures. Impax shall ensure audit rights for GSK with any Third Party subcontractors.
2.2 Forecasts.
(a) Clinical Supply Forecast. Within three (3) months after the Effective Date, GSK shall provide Impax with a written monthly rolling forecast (“Clinical Supply Forecast”) of its and its Affiliates’ and sublicensees’ anticipated requirements for the Product, in mutually agreed full batch sizes (“Full Batch Sizes”) for each Product configuration, for use in Development of the Product for the following eighteen (18) months, which Clinical Supply Forecast shall be updated thereafter on a monthly basis by GSK no later than ten (10) Business Days prior to the beginning of the next calendar month.

(b) Launch Forecast. No less than nine (9) months prior to the anticipated first delivery date of Product that is intended for commercial sale in any XXXXXX, GSK shall provide Impax with a written monthly forecast (a “Launch Forecast”) of its and its Affiliates’ and sublicensees’ anticipated requirements for the Product for such XXXXXX, in Full Batch Sizes for each Product configuration for use in Commercialization for the XXXXXX (XXXXXX) month period following such anticipated first delivery date. No later than fifteen (15) Business Days after Impax’s receipt of a Launch Forecast, the Parties shall meet and shall work collaboratively to prepare and adopt a supply plan for such XXXXXX, including the month of release (a “Supply Plan”), for the launch of the Product in such XXXXXX. GSK will provide monthly updates to each Launch Forecast in a rolling fashion, and the Parties will update the corresponding Supply Plan accordingly, until such time as GSK provides the first Rolling Forecast pursuant to Section 2.2(c) that includes the forecast for the applicable XXXXXX, at which time the Rolling Forecast shall supersede the then-current Launch Forecast and corresponding Supply Plan for such XXXXXX. GSK will keep Impax apprised as to timing and Product requirements due to subsequent Product launches in other regulatory jurisdictions in the Licensed Territory, will notify Impax as soon as is practicable regarding any unique Specifications required by any Regulatory Authority, and will work with Impax to develop a launch plan for such subsequent Product launches in other regulatory jurisdictions in the Licensed Territory. XXXXXX. For the sake of clarity, XXXXXX.
(c) Rolling Forecast. No less than three (3) months prior to the first delivery date of Product that is intended for commercial sale in the Licensed Territory, GSK shall provide Impax with a written monthly rolling forecast (“Rolling Forecast”) of its and its Affiliates’ and sublicensees’ anticipated requirements for the Product, in Full Batch Sizes for each Product configuration for use in Commercialization for the following eighteen (18) months, which Rolling Forecast shall (i) specify a quantity of Product for each of the first five (5) months of such forecast, which quantity is no less than fifty percent (50%) and no more than one hundred twenty percent (120%) of the quantity forecasted for such month when such month was the sixth (6th) month in the Launch Forecast, (ii) supersede the then-current Launch Forecast and corresponding Supply Plan, and (iii) be updated thereafter on a monthly basis by GSK no later than ten (10) Business Days prior to the beginning of the next calendar month.
(d) Binding Commitment. The first three (3) months of each Clinical Supply Forecast and Rolling Forecast shall constitute a binding commitment for Impax to Manufacture and supply and GSK to purchase the full batch quantity of Product specified therein as set forth below in Section 2.3, such quantity shall not be altered in subsequent monthly updates and such quantity for each month therein shall be no less than fifty percent (50%) and no more than one hundred twenty percent (120%) of the quantity forecasted for such month when such month was the sixth (6th) month in the applicable previous forecast (each such three (3)-month period shall be referred to herein as the “Firm Zone”). For example, under a forecast with January as month 1 and June as month 6, if the forecast for June (month 6) is for a quantity of 1,000 units, then when the June forecast moves into month 3 of the Firm Zone, the minimum quantity of Product that GSK would be required to order and Impax would be required to supply for such month would be 500 units (50% of the 1,000 units forecasted) and the maximum quantity of Product that Impax would be required to supply (to the extent ordered by GSK) for such month would be 1,200 units (120% of the 1,000 units forecasted). Months four (4) through eighteen (18) of each Clinical Supply Forecast and Rolling Forecast shall be made in good faith and shall be nonbinding on GSK or Impax, provided however that the forecast for any month in the fourth (4th) and fifth (5th) months of any Clinical Supply Forecast or Rolling Forecast shall be no less than fifty percent (50%) and no more than one hundred twenty percent (120%) of the quantity forecasted for such month when such month was the sixth (6th) month in the applicable previous forecast.

(e) Capacity Planning Forecast. Within three (3) months after the Effective Date, GSK shall provide Impax with a written quarterly rolling forecast (“Capacity Planning Forecast”) of its and its Affiliates’ and sublicensees’ anticipated requirements for the Product, in Full Batch Sizes for each Product configuration, for use in Development or Commercialization of the Product for the five (5) year period following the eighteen (18) months covered by the Clinical Supply Forecast or Rolling Forecast, as the case may be, which Capacity Planning Forecast shall be updated thereafter on a semi-annual basis by GSK in January and July of each calendar year. The Capacity Planning Forecast shall be made in good faith for budget and capacity planning purposes only and shall be nonbinding on GSK and Impax.
(f) Forecasts for Improved Product. For clarity, if GSK exercises one or more Options pursuant to the License Agreement, GSK shall thereafter provide one (1) set of forecasts pursuant to this Section 2.2 for each Product, on a Product-by-Product basis.
2.3 Orders.
(a) GSK shall place orders for the Product with Impax using GSK’s electronic global trading platform, XXXXXX (or such similar system as GSK may deploy from time to time) for those quantities of Product identified in the applicable Firm Zone, which orders shall be in Full Batch Sizes for each Product configuration. Impax shall work with GSK, or GSK’s nominated representative, to ensure that Impax is able to accept purchase orders via such global trading platform. XXXXXX. GSK shall obtain for Impax, at GSK’s expense and request, all licenses and other rights necessary for Impax to use GSK’s electronic global trading platform in connection with this Supply Agreement. Each purchase order submitted to Impax by GSK shall specify the quantity ordered and the requested date of delivery to GSK at the Facility pursuant to Section 2.6, which delivery date shall not be less than ninety (90) days after the date such purchase order is received by Impax and may be extended only to the extent as reasonably necessary to allow Impax to implement any changes to the Manufacture of the Product requested by GSK or Regulatory Authorities in the Licensed Territory. Each purchase order placed for any Firm Zone (a “Firm Order”) shall constitute a firm obligation for GSK to purchase and for Impax to Manufacture and supply the ordered quantities of the Product, provided that such quantities comply with the next sentence. When a month enters the Firm Zone, GSK’s aggregate orders for such month shall equal the quantity specified in the corresponding month of the then current Clinical Supply Forecast or Rolling Forecast, as applicable. Within one (1) week after receipt of any Firm Order, Impax shall notify GSK in writing if Impax is not able to deliver the quantities so ordered by the requested delivery date and such notice shall indicate the portion of such Firm Order that Impax cannot supply by the requested delivery date and specify alternative delivery dates therefor; provided, however, that the foregoing shall not be deemed to provide Impax a right to reject any Firm Order. The terms and conditions of this Supply Agreement shall be controlling over any conflicting terms and conditions stated in any purchase order submitted pursuant to this Supply Agreement or Impax’s invoice or confirmation. Any other document that shall conflict with or be in addition to the terms and conditions of this Supply Agreement is hereby expressly rejected (unless the Parties shall have mutually agreed to the contrary in writing in respect of a particular instance).

(b) From time to time, due to significant unforeseen circumstances, GSK may deliver to Impax a purchase order for Product volumes in excess of those specified in any Firm Zone. In the event that GSK delivers a purchase order requesting that Impax provide Product volumes in excess the Product volume specified in any Firm Zone, Impax shall use Commercially Reasonable Efforts to provide GSK with such excess Product volumes up to one hundred twenty percent (120%) of such Firm Zone if such request is received by Impax at least sixty (60) days prior to the desired delivery date pursuant to Section 2.6. For clarity, it shall not be a breach of this Supply Agreement if Impax, after using Commercially Reasonable Efforts, fails to provide GSK with such excess Product volumes.
2.4 Supply. Impax shall supply the Product as bulk unlabeled finished dosage form. If Impax delivers to GSK all Products Manufactured in the number of batches specified in the applicable Firm Order and the quantity of the Product delivered per batch is no more than one hundred ten percent (110%) and no less than ninety percent (90%) of the quantity of Product anticipated to be Manufactured in each such batch, then Impax shall be deemed to have fulfilled its obligation to supply the Product under such Firm Order and GSK shall accept and pay for all Product in such delivery. Impax shall calculate the quantity (number in capsules) of Product delivered by dividing the weight of the Product delivered by the average weight of sample Product capsules. Impax shall invoice GSK based on such calculation and GSK shall pay such invoice pursuant to Section 3.2, provided that if the actual quantity (number of capsules) of the Product delivered is less than ninety eight percent (98%) or more than one hundred two percent (102%) of the quantity (number of capsules) billed by Impax in the invoice, GSK shall promptly notify Impax and provide Impax with supporting documentation, and the Parties shall adjust the invoice and payment to reflect the quantity of the Product actually delivered. Impax shall use its Commercially Reasonably Efforts to deliver the Product to GSK, pursuant to Section 2.6, as released bulk within forty-five (45) days after encapsulation. The Parties acknowledge that investigations may be required prior to release of a batch and that Impax’s satisfaction of the obligations set forth in Section 6.2(f) may lengthen the time between encapsulation and delivery of Product, as released bulk, pursuant to Section 2.6.
2.5 Capacity. Impax shall at all times (i) maintain sufficient Manufacturing capacity at the Facility to satisfy its obligations for the Product requirements set forth in each Clinical Supply Forecast, (ii) maintain sufficient Manufacturing capacity at the Facility to satisfy its obligations for the Product requirements set forth in the Supply Plan (before it is superseded by the Rolling Forecast), and (iii) maintain sufficient Manufacturing capacity at the Facility to satisfy its obligations for the Product requirements set forth in each Rolling Forecast, provided however, that if there is a Significant Increase (as defined below) in the Product requirements set forth in a Clinical Supply Forecast, Supply Plan or Rolling Forecast, as applicable, relative to previous forecasts or plans, it may take some time for Impax to increase its Manufacturing capacity to meet GSK’s increased Product requirements, and it shall not be a breach of this Section 2.5 if Impax does not have sufficient Manufacturing capacity to satisfy GSK’s increased Product requirements during such period of time. For purposes of this Section 2.5, a “Significant Increase” means one that would require Impax to make a capital investment in order to have sufficient Manufacturing capacity to satisfy the Product requirements specified in the applicable forecast or plan. Impax shall use its Commercially Reasonable Efforts to implement its capital investment plan for additional capacity in order to timely meet the Significant Increase in GSK’s Product requirements in accordance with this Section 2.5.

2.6 Shipping and Delivery. Delivery of Product from Impax to GSK shall take place FCA at the Facility designated by Impax (INCOTERMS 2000). Impax shall be responsible for obtaining all licenses or other authorizations for the exportation of the Product from the country of such Facility. GSK shall be responsible for obtaining all licenses or other authorizations for the importation of the Product into the Licensed Territory, and shall contract for shipment and insurance of the Product from such Facility, at GSK’s cost and expense. GSK shall arrange for pick up by GSK’s designated freight forwarder and Impax shall load the Product at the Facility into the means of transport provided by GSK’s designated freight forwarder, at which time risk of loss for Product shall transfer to GSK (i.e., Product shall be deemed delivered to GSK at the Facility after the Product is loaded). GSK shall bear the risk of damage to the Product after delivery to GSK at the Facility pursuant to this Section 2.6. If the Product is damaged thereafter, including during shipping, and GSK wants to order replacement Product, GSK shall promptly notify Impax of the damage and any orders for replacement Product shall be subject to acceptance by Impax. Notwithstanding any provision in this Supply Agreement to the contrary, neither payment by nor passing of the title of the Product to GSK shall be deemed to constitute acceptance of the Product. For clarity, acceptance of the Product by GSK is governed by Section 6.2(b).
2.7 Business Continuity Plan. Impax shall maintain and update as necessary during the Term a disaster recovery and business continuity plan in respect of the Manufacture of Product at the Facility and shall make copies of the plan (and any updates) available to GSK on request.
2.8 Allocation in the Event of Product Shortages. This Section 2.8 shall apply in the event that Impax is unable to supply, with respect to a calendar quarter, the total quantity of (a) Product ordered by GSK pursuant to Section 2.3 for delivery in such calendar quarter plus (b) Product required by Impax or its Affiliates or licensees, with respect to such calendar quarter, for use to fulfill Impax’s Development responsibilities pursuant to Section 4.2 of the License Agreement or for use outside the Licensed Territory, wherein such Product is Manufactured to the same applicable Specification (such event, a “Shortfall”). The purpose of these allocation rules is to permit GSK (with respect to the Licensed Territory) and Impax (with respect to its Development responsibilities pursuant to Section 4.2 of the License Agreement and with respect to countries outside the Licensed Territory) to independently make their respective long-term purchase decisions for the Product, with the benefits and risks of such purchase decisions to be allocated to GSK or Impax, as the case may be. In the event of a Shortfall, Impax shall not be obligated to fulfill any portion of any GSK order for such Product scheduled for delivery in that calendar quarter that exceeds one hundred percent (100%) of the quantity forecasted for any month in such calendar quarter when such month was the sixth (6th) month in the applicable forecast. If Impax is still unable to supply the total quantity of (i) Product ordered by GSK pursuant to Section 2.3 (to the extent the quantity so ordered does not exceed one hundred percent (100%) of the quantity forecasted for such month when it was the sixth (6th) month in the applicable forecast) plus (ii) Product required by Impax or its Affiliates or licensees for use to fulfill Impax’s Development responsibilities pursuant to Section 4.2 of the License Agreement or for use outside the Licensed Territory, wherein such Product is Manufactured to the same applicable Specification, then the available Product that is Manufactured to such applicable Specification in each calendar quarter in which a Shortfall occurs shall be allocated as between GSK (including its Affiliates and sublicensees) and Impax (including its Affiliates and its licensees outside the Licensed Territory) pro rata on the basis of the aggregate quantities scheduled for delivery in that calendar quarter based upon GSK’s orders for such calendar quarter (to the extent the quantity so ordered for each month in such calendar quarter does not exceed one hundred percent (100%) of the quantity forecasted for such month when it was the sixth (6th) month in the applicable forecast) and the Product requirements of Impax, its Affiliates and its licensees outside the Licensed Territory for such calendar quarter (to the extent the quantities of Impax, its Affiliates and licensees for each month in such calendar quarter do not exceed one hundred percent (100%) of the quantity forecasted for such month when it was the sixth (6th) month in the applicable forecast). The allocation rules set forth in this Section 2.8 shall restart for each calendar quarter, without any carryover of a Shortfall realized for either GSK or Impax in the prior calendar quarter.

2.9 Backup Manufacturing. GSK understands and acknowledges that Impax is planning to Manufacture the Product in the Facility of its Affiliate, Impax Taiwan, and to use Impax’s Facility in Hayward, California as a backup manufacturing facility to supply the Product to GSK. Impax shall provide GSK with Manufacturing data for GSK to include both the Taiwan Facility and Hayward Facility in the MAA and all other Regulatory Submissions in the Licensed Territory. XXXXXX. Impax shall maintain the equipment at Hayward Facility in a state of readiness as necessary and shall initiate commercial manufacture using available capacity at the Hayward Facility in the event that XXXXXX. XXXXXX. Impax shall also take immediate action to ensure additional capacity is added to the Hayward Facility or the Taiwan Facility in a commercially reasonable timeframe such that the combined capacity in Hayward Facility and Taiwan Facility can meet one hundred percent (100%) of the Rolling Forecast; provided however, that Impax shall not be obligated to add capacity to the Hayward Facility or the Taiwan Facility if Impax reasonably believes that sufficient existing capacity at the Taiwan Facility, together with the Hayward Facility, can be restored or made available to meet one hundred percent (100%) of the Rolling Forecast before the time when it is reasonably anticipated that Product Manufactured from such additional capacity will become available for supply to GSK. Impax shall keep GSK apprised, through meetings pursuant to Section 2.13 or through the JSC, of Impax’s plan for adding, restoring or making available capacity in the Taiwan Facility and/or Hayward Facility to enable Impax to meet GSK’s orders for the Product in the Rolling Forecast (such plan, the “Impax Plan”). In the event that XXXXXX, Impax shall select a Third Party manufacturer (a “Backup Manufacturer”) that is reasonably acceptable to GSK to Manufacture the Product for supply to GSK solely to the extent Impax is unable to meet GSK’s orders for the Product in the applicable Firm Zone. For clarity, GSK and its Affiliates and sublicensees shall not have the right to Manufacture the Product themselves, subject to Section 12.3. Impax shall use Commercially Reasonable Efforts to negotiate and enter into an agreement with such Backup Manufacturer to allow such Backup Manufacturer to Manufacture and supply the Product to GSK on behalf of Impax solely to the extent Impax is unable to meet GSK’s orders for the Product in the applicable Firm Zone. Pursuant to such agreement, Impax shall transfer to such Backup Manufacturer all Information that is Controlled by Impax or its Affiliates as of the Effective Date or during the Term that is necessary, or is used by or on behalf of Impax, for the Manufacture of the Product. XXXXXX. For the sake of clarity, Impax shall enter into a supply agreement with the Backup Manufacturer (the “Impax-Backup Manufacturer Agreement”) and GSK shall have no obligations under such Impax-Backup Manufacturer Agreement. Notwithstanding the foregoing, GSK shall continue to provide Impax with the forecasts for the Product as set forth in Section 2.2, shall continue to place purchase orders for the Product with Impax as set forth in Section 2.3, and shall continue to purchase the Product directly from Impax. XXXXXX.

2.10 Quality Agreement. No later than ninety (90) days following the Effective Date, the Parties shall enter into a quality agreement (the “Quality Agreement”) setting forth in detail the quality assurance arrangements and procedures with respect to the Manufacture of the Product, which Quality Agreement shall be incorporated herein by reference following its execution by both Parties. To the extent that the terms of this Supply Agreement and those of the Quality Agreement are in conflict, the terms of this Supply Agreement shall control except with respect to quality issues, which shall be governed by the Quality Agreement. For clarity, if there are any financial terms in the Quality Agreement that are in conflict with this Supply Agreement, this Supply Agreement shall control with respect to such financial terms.
2.11 Packaging by GSK. GSK shall package the Product into appropriate configurations and stock keeping units (“SKUs”) for use in Development or Commercialization in the Licensed Territory. GSK shall package the Product with labels, product inserts or outserts and other labeling conforming to all applicable Laws, including cGMPs, Regulatory Approval, approved labeling, and all other requirements of applicable Regulatory Authorities in the Licensed Territory.
2.12 Key Performance Indicators. GSK and Impax will use Key Performance Indicators to evaluate Impax’s performance of its obligations under this Supply Agreement. For purposes of this Supply Agreement, the indicators set forth on Schedule 2.12 to this Supply Agreement are the “Key Performance Indicators”. The Key Performance Indicators will reflect the Parties’ joint understanding as to the standards to be met by Impax consistent with GSK Global Manufacturing and Supply Key Performance Indicators.
2.13 Meetings and Reports. Unless otherwise mutually agreed in writing, the Parties shall meet via teleconference no less than on a monthly basis to discuss the forecasts delivered by GSK pursuant to this Supply Agreement, the Key Performance Indicators and other matters relevant to the supply of Products hereunder, including Materials inventory. The Parties shall also meet on a quarterly basis to discuss strategies for improving the processes related to the Manufacture of the Product for the Licensed Territory, to report other developments in the Impax supply chain for the Product for the Licensed Territory and, without relieving either Party of, or amending, any obligations under this Supply Agreement, to designate additional persons for communications relating to the performance of this Supply Agreement.
2.14 Continuous Improvement. The Parties acknowledge their common goal in reducing the costs associated with Manufacturing the Product. The Parties will discuss possible cost reduction mechanisms through the Joint Steering Committee. Any reduction in Manufacturing Costs will be reflected when the Transfer Price is calculated.

ARTICLE 3
FINANCIALS
3.1 Price.
(a) GSK shall pay the transfer price (the “Transfer Price”) for each unit of Product supplied by Impax to GSK and such Transfer Price shall be equal to the XXXXXX. If it is necessary for Impax to obtain a license from a Third Party under any Patent to permit Impax, its Affiliates, or a Backup Manufacturer to Manufacture a Product in the country in which Impax is Manufacturing or having Manufactured such Product for the purposes of supplying such Product to GSK pursuant to this Supply Agreement, XXXXXX (“Third Party Patent Costs”), and XXXXXX. For clarity, Impax shall be solely responsible for seeking and maintaining any such license needed from a Third Party. Notwithstanding the foregoing, if Impax obtains a license from a Third Party under any Patent to permit Impax, its Affiliates, or a Backup Manufacturer to Manufacture a Product in the country in which Impax is Manufacturing or having Manufactured such Product for the purposes of supplying such Product to GSK, its Affiliate or permitted sublicensees pursuant to this Supply Agreement as a settlement of a dispute or litigation with a Third Party in which such Third Party alleged that Impax’s Manufacture of the Product infringes such Third Party’s Patent(s), XXXXXX. In addition, in the event of a breach of a representation or warranty made by Impax under Section 9.2(c) of the License Agreement, Impax shall be responsible for obtaining and paying for any license that is necessary to cure or otherwise remedy such breach, other than any license necessary to permit Impax, its Affiliates, or a Backup Manufacturer to Manufacture a Product in the country in which Impax is Manufacturing or having Manufactured such Product for the purposes of supplying such Product to GSK, its Affiliates or permitted sublicensees pursuant to this Supply Agreement.
(b) Within three (3) months after the receipt of the first forecast submitted by GSK, Impax shall set and notify GSK of the initial Transfer Price for the Product, which Transfer Price will be based on the Product quantities specified in such forecast. Thereafter, the Parties shall meet each once every six (6) months to review (i) Impax’s XXXXXX in the immediately preceding six (6) months, and (ii) any implemented or planned continuous improvements. Impax shall provide GSK with reasonable and customary cost accounting schedules and supporting documentation thereto that were used by Impax to calculate the Transfer Price, so that GSK can confirm the accuracy of such calculation. Impax shall adjust the Transfer Price after such review to reflect any updates to the calculation of XXXXXX. Impax and GSK agree that the information in Section 3.1(b)(i)-(ii) will be used as the primary basis to adjust the Transfer Price. In addition, if the aggregate cost of Materials to Manufacture the Product increases or decrease more than XXXXXX percent (XXXXXX%) since the date of the last Transfer Price adjustment, or if Impax’s Manufacturing Cost increases or decreases due to changes requested by GSK (including significant changes in its forecasts for the Product) or Regulatory Authorities in the Licensed Territory, then Impax will increase or decrease the Transfer Price, and such increase or decrease will be implemented in the next Firm Order and all subsequent Firm Orders until the next Transfer Price adjustment.

(c) In addition to Section 3.1(b) and not in limitation thereof, no later than April 15th and October 15th of each year, Impax shall provide a reconciliation report to GSK (the “Reconciliation Report”). The Reconciliation Report shall provide Impax’s XXXXXX during the last half of the prior calendar year (for the April 15th report) or the first half of the current calendar year (for the October 15th report) (the “Verified Transfer Price”) and shall be accompanied by reasonable and customary cost accounting schedules and supporting documentation thereto that were used by Impax to calculate the XXXXXX, so that GSK can confirm the accuracy of such calculation. The Reconciliation Report shall also contain a calculation of the difference between the amount paid by GSK for Product during the applicable time period using the Transfer Price and the amount that should have been paid by GSK using the Verified Transfer Price. A positive numerical result shall result in a rebate or credit (at GSK’s discretion) being made to GSK for its overpayment. A negative numerical result shall result in a payment to Impax by GSK for GSK’s underpayment. To allow for GSK to confirm Impax’s calculation of XXXXXX, Impax agrees, subject to the obligations of confidentiality contained in this Supply Agreement and the License Agreement, to operate on an open book cost basis with respect to the cost accounting schedules and supporting documentation described above and shall meet with GSK regularly, but no less than twice per calendar year, to determine the XXXXXX to be invoiced GSK. Unless GSK notifies Impax within thirty (30) days after its receipt of the Reconciliation Report that it objects to the computation (the “Reconciliation Review Period”), the report shall be binding and conclusive. If GSK notifies Impax during the Reconciliation Review Period that it has a good faith objection to the computation, GSK shall select an independent certified public accounting firm of internationally recognized standing and reasonably acceptable to Impax, and Impax shall permit such accounting firm, at GSK’s expense, to have access to the relevant books and records of Impax during Impax’s normal business hours to verify the Reconciliation Report. Such accounting firm will endeavor during such inspection to minimize disruption of the normal business activities of Impax to the extent reasonably practicable, and shall complete such inspection and verification within thirty (30) days after GSK notifies Impax of its objection. The accounting firm shall disclose to GSK and Impax only whether the Verified Transfer Price is correct or incorrect and the specific details concerning any discrepancies, and such accounting firm’s conclusion shall be binding on the Parties absent manifest error.
(d) In addition to the foregoing in this Section 3.1, during the Term, Impax shall use Commercially Reasonable Efforts to provide GSK with at least ninety (90) days notice should it determine that its Transfer Price will increase by more than ten percent (10%) over the immediately preceding Transfer Price.
(e) For the avoidance of doubt, all costs incurred by Impax in relation to non-binding forecasts provided by GSK, except where this Supply Agreement expressly obligates GSK to make payment to Impax for any such costs (including without limitation Sections 2.2(d) and 4.8), shall be Impax’s sole responsibility.
(f) No later than April 15th of each year, Impax shall invoice GSK for costs associated with bad batches incurred during the prior calendar year in Manufacturing the Product, to the extent not exceeding XXXXXX percent (XXXXXX%) of the cumulative Transfer Price of all Products delivered to GSK in the prior calendar year. GSK shall pay the amount invoiced within sixty (60) days of the receipt of such invoice. For the avoidance of doubt, GSK shall not be responsible for costs associated with bad batches incurred in Manufacturing the Product in any calendar year in excess of XXXXXX percent (XXXXXX%) of the cumulative Transfer Price of all Products delivered to GSK in such calendar year. For the purpose of this Section 3.1(f), “bad batches” means Materials, finished bulk Product and intermediate components that were either determined by Impax as not available for batch release or use, or terminated during production with no portion thereof subsequently made available to GSK or for further processing. By way of example, if the sum of Transfer Price of all units of Products delivered to GSK in a particular calendar year (i.e. the cumulative Transfer Price for such calendar year) is $XXXXXX (XXXXXX capsules with a Transfer Price of $XXXXXX per capsule), then GSK’s maximum liability to Impax for bad batches incurred during such calendar year under this Section 3.1(f) shall be $XXXXXX (XXXXXX% of $XXXXXX).

3.2 Invoice and Payment. Upon delivery of the Product to GSK, Impax shall submit to GSK an invoice for payment, in U.S. dollars, of the Transfer Price for each unit of Product included in such delivery. GSK shall pay each invoice, in U.S. dollars, within sixty (60) days following the date of such invoice by wire transfer of immediately available funds into an account designated by Impax, or by GSK check drawn on a U.S. bank. Late payments shall bear interest as set forth in Section 7.7 of the License Agreement.
3.3 Other Manufacture Related Costs. GSK shall be responsible for the XXXXXX, subject to the remainder of this Section 3.3. Within thirty (30) days after the end of each calendar quarter during which such work has been performed by or on behalf of Impax at GSK’s request, Impax shall submit to GSK a reasonably detailed invoice, in U.S. dollars, setting forth XXXXXX. GSK shall pay to Impax the amount invoiced, in U.S. dollars, within sixty (60) days after the receipt of the invoice by wire transfer of immediately available funds into an account designated by Impax, or by GSK check drawn on a U.S. bank. Late payments shall bear interest as set forth in Section 7.7 of the License Agreement. For the sake of clarity, XXXXXX.
3.4 Tax.
(a) GSK shall pay Impax (if Impax is obligated to collect such amount from GSK) or the applicable Government Authority (if Impax is not obligated to collect such amount from GSK) any and all taxes (other than taxes calculated by reference to the income, profits or gains of Impax or any of its Affiliates), duties, and other charges and expenses imposed by any Government Authority in connection with the supply and transfer of the Product to GSK, provided that Impax provides GSK with an invoice for any such taxes that Impax is obligated to collect from GSK.
(b) GSK, Impax and each of its Affiliates shall use reasonable efforts to minimize any and all such taxes, duties, charges and expenses covered by the payment obligation of GSK in Section 3.4(a), including, where it is reasonable to do so, appealing against any assessment made by any Government Authority in respect of such taxes, duties, charges or expenses. Any appeal under this Section 3.4(b) made by Impax at the request of GSK shall be at GSK’s expense.
ARTICLE 4
MANUFACTURE OF PRODUCT
4.1 General. Impax shall Manufacture the Product in accordance with the Specifications, the applicable Consents, the Quality Agreement, cGMPs, Laws, and the Environmental, Health and Safety Guiding Principles, and ensure that all Products supplied under this Supply Agreement comply with the Specifications.

4.2 Specification Changes.
(a) GSK Requested Changes. GSK shall be entitled to change the Specifications for a Product from time to time, and Impax shall make all revisions to the Specifications requested by GSK in accordance with the Change Control Operating Procedures, to the extent that such revisions are technically feasible. GSK retains the right and responsibility for final approval of the Specifications for the Product. Impax shall evaluate and provide to GSK in writing the estimated costs, timing and technical feasibility of potential revisions to the Specifications and GSK must approve such evaluation in writing before implementation of a change under this Section 4.2(a).
(b) Impax Changes. All Impax initiated changes to the Specifications shall be made in accordance with the Change Control Operating Procedures. GSK retains the right and responsibility for final approval of the Specifications for the Product. All requests by Impax for such revisions shall be submitted in writing to GSK on the forms prescribed by the Quality Agreement. Impax shall notify GSK, in writing and in reasonable detail, of (i) Impax’s suggested change; (ii) the reasons for the suggested change; (iii) the perceived benefits of the suggested change to Impax and GSK, respectively; and (iv) the estimated costs and timing of implementing such change.
(c) Allocation of Costs. Except for the costs of implementing any Specification changes required for compliance with Laws (which costs are governed by Section 4.2(e) below), the costs for implementing any Specification changes initiated by either GSK or Impax shall be allocated between the Parties as follows:
(i) If the Specification changes only apply to Product supplied to GSK under this Supply Agreement, XXXXXX.
(ii) If the Specification changes apply to both Product supplied to GSK under this Supply Agreement and Product for Impax’s own use, XXXXXX.
(iii) For clarity, the cost allocation set forth above only covers the one-time costs (including internal costs) incurred by Impax in implementing a Specification change, and XXXXXX.
(d) Purchase Orders; Documentation. If a change to the Specifications is implemented in accordance with Section 4.2(a) or Section 4.2(b), the Parties shall negotiate any changes in any affected Purchase Order to provide reasonable accommodation for changed circumstances. Impax shall be responsible for documenting all revisions to the Specifications, subject to GSK’s prior approval, in accordance with the Quality Agreement.

(e) Payment for Certain Changes. Either Party may request a Specification change intended to maintain compliance with Laws or to bring the Specifications into compliance with Laws. Payment for Specification changes required for compliance with Laws will be made per the following standards:
(i) The costs of revisions requested by either Party in order to maintain the Specifications in conformity with that Product’s Regulatory Approval in the Licensed Territory, cGMPs, or Laws (including with respect to any of the Materials used in that Product), and not generally applicable to the manufacture of pharmaceutical products or types of dosage forms (e.g., sterile vials or blister packs) generally, shall be borne by GSK.
(ii) The costs of revisions requested by either Party to maintain the Specifications in conformity with cGMPs, or Laws that are generally applicable to the manufacture of pharmaceutical products or applicable dosage form (e.g., sterile vials or tablets in blister packs), shall be borne by Impax and reasonably allocated between the Product supplied to GSK (which allocation shall be included in the Transfer Price) and other pharmaceutical products that benefit from such revision.
4.3 Storage Obligations. When storing Product, Materials or Product-derived wastes, Impax shall comply with, and shall maintain all storage facilities in compliance with, Specifications, cGMPs, Laws, and the Quality Agreement.
4.4 Manufacturing Facility. Any change to the site of Manufacture of the Product to be supplied to GSK (or the site of manufacture of any of the Materials used in the Manufacture of the Product to be supplied to GSK), the Materials used in the Manufacture of the Product to be supplied to GSK, or the process used in the Manufacture of the Product to be supplied to GSK, or any other change which may be expected to have a regulatory impact, affect the Regulatory Approval in the Licensed Territory or materially affect the quality or physical characteristics of the Product to be supplied to GSK shall be made in accordance with the Change Control Operating Procedures.
4.5 Premises, Equipment. Impax shall use Commercially Reasonable Efforts to (a) provide and maintain premises of sufficient size and quality and all labor, plant, machinery, equipment and services necessary to enable Impax to fulfill all its obligations under this Supply Agreement including, in particular, the Manufacture of the Product; and (b) maintain all premises, plant, machinery and equipment used for or in connection with the performance of its obligations under this Supply Agreement in good working condition and in compliance with cGMPs, applicable Laws and any other relevant regulatory or manufacturer’s requirements
4.6 Certificates. Each time Impax ships Products to GSK, Impax shall provide GSK with the appropriate Certificates as required under this Supply Agreement.
4.7 Validation and Stability Studies.
(a) General. Impax shall perform on an on-going basis all validations and stability studies of intermediates and bulk packaged Product to support expiration dating as required by the Specifications, cGMPs, the Quality Agreement or Laws in connection with the regular course of Manufacturing the Products for commercial supply. XXXXXX. GSK shall be responsible for all finished goods stability studies of the Product.

(b) Duties. In performing its duties under Section 4.7(a) above, Impax shall perform the following tasks:
(i) Collect, analyze, and maintain, for periods of time reasonably acceptable to GSK, the resulting stability data; and
(ii) transfer to GSK the analytical methods Controlled by Impax that are necessary for GSK to perform finished goods stability studies of Product as set forth in the Quality Agreement.
4.8 Materials. Impax shall timely purchase and test, as applicable, all Materials (unless GSK agrees in writing that no testing is required) as specified by the Specifications, XXXXXX. Impax will use Commercially Reasonable Efforts to obtain the lowest possible prices for equivalent quality Materials consistent with its obligations under this Supply Agreement. Impax shall prepare or cause to be prepared by its suppliers, as the case may be, all certifications as to any Materials required by the Quality Agreement, cGMPs, or Laws (each, a “Materials Certification”). Such Materials Certifications shall include, without limitation, any and all required certifications related to Materials derived from animal products. All Materials used by Impax in Manufacturing the Product for supply to GSK, its Affiliates or permitted sublicensees should satisfy the applicable local compendial requirements for the country in the Licensed Territory in which such Product will be sold, provided that GSK identifies such country in writing to Impax at least six (6) months prior to placing an order therefor pursuant to Section 2.3. Title to all such Materials shall reside with Impax until such Materials are incorporated into the Product and delivered to GSK. During the Term, if any of the Materials procured by Impax for the Manufacture of the Product for GSK based on months XXXXXX (XXXXXX) through XXXXXX (XXXXXX) of the then-current Clinical Forecast, Rolling Forecast or the Supply Plan is not consumed within XXXXXX (XXXXXX) months of its intended usage, GSK shall reimburse Impax the cost of any such unconsumed Materials, provided that Impax shall use Commercially Reasonable Efforts to mitigate such costs by trying to use such Materials in the Manufacture of the Product for its own use or in the manufacture of other products.
4.9 Quality Control and Quality Assurance. Impax shall implement and perform operating procedures and controls of Impax for sampling, stability and other testing of Materials and Products, and for validation, documentation and release of the Products to GSK as required by the Specifications, the Quality Agreement, cGMPs and Laws and such other quality assurance and quality control procedures of Impax. Only Materials complying with Specifications, the Quality Agreement, cGMPs and Laws may be released for use in Products.
4.10 Compliance with Environmental, Health and Safety Guiding Principles. Impax shall comply with its environmental, health, and safety guiding principles as set forth in Schedule 4.10 (the “Environmental, Health and Safety Guiding Principles”). Impax is solely responsible for the safety and health of its employees, consultants and visitors and compliance with all Laws and Regulatory Acts related to health, safety and the environment, including, without limitation, providing its employees, consultants and visitors with all appropriate information and training concerning any potential hazards involved in the manufacture, packaging, storage and supply of the Products and/or Materials and taking any precautionary measures to protect its employees from any such hazards. Impax shall: (i) provide GSK with information within three (3) Business Days of the occurrence of any significant adverse event that is specifically related to the Product or Materials or arose as a result of work carried out for GSK hereunder (e.g. employee illness due to exposure to Materials, significant injuries occurring to personnel while conducting work for the Products or major spills of the Products or Materials); (ii) provide GSK with information within three (3) Business Days of the occurrence of any significant adverse event that could reasonably be expected to affect the Manufacture of Product for GSK; and (iii) ensure that all waste generated in the manufacturing or packaging of the Products is managed and disposed of in accordance with all Laws. Impax acknowledges and agrees that XXXXXX. Notwithstanding the foregoing in this Section 4.10, the Parties agree that GSK will conduct its Environmental, Health, and Safety audits in accordance with GSK’s environmental, health, and safety standards, and any differences between Impax’s standards and GSK’s standards that are identified by GSK during such environmental, health, and safety audit will be included in the list of issues raised by GSK based on such audit conducted pursuant to Section 5.4.

4.11 Certain Prohibitions. Impax shall not, as applicable, manufacture, store or process any Materials or Product in the same building in which Impax manufactures, stores or processes cytotoxics, penicillin, genetically modified organisms, cephalosporins, sex hormones, anabolic steroids, or infectious agents (e.g., spore-bearing and live viruses) (collectively, “Potential Contaminants”) unless the Potential Contaminants are stored or manufactured in contained environments and in compliance with cleaning, validation and changeover standards of the Quality Agreement, cGMPs, and all Laws (including, without limitation, the National Health Surveillance Agency (Anvisa)), provided that, if Impax’s storage or manufacture of Potential Contaminants does not comply with the Quality Agreement, cGMPs, or Laws, then following the receipt of such non-compliance from GSK, Impax shall promptly commence action to cure such non-compliance and shall cure such non-compliance within a commercially reasonable time period. GSK may terminate this Supply Agreement and the License Agreement on account of Impax’s breach of this Section 4.11 only if following the receipt of such non-compliance from GSK, Impax fails to promptly commence action to cure such non-compliance or fails cure such non-compliance within a commercially reasonable time period. Notwithstanding the foregoing, nothing in this Section 4.11 shall be deemed to limit any other rights or remedies available to GSK under this Supply Agreement, the License Agreement, under law or in equity.
4.12 Change Control Operating Procedure.
(a) General. The procedure set forth in the Quality Agreement shall establish the procedure to be followed in the event either GSK or Impax desires to change any aspect of the process by which the Products to be supplied to GSK are Manufactured, including but not limited to, any change in the Product or Specifications (the “Change Control Operating Procedure”). Impax may not implement a change to the Manufacturing procedure for the Product to be supplied to GSK hereunder unless it has complied with the Change Control Operating Procedure.
(b) Amendment of Change Control Operating Procedure. Any change under the Change Control Operating Procedure shall be completed under the Change Control Operating Procedure in effect when the request for change was commenced.
(c) Governmental Approval. The Change Control Operating Procedure shall contain a mechanism to assure that all required regulatory filings are made, and, to the extent required, that the applicable Governmental Authority has approved any changes to the Specifications. The Parties shall discuss the way and manner to implement any changes in the Specifications required by any such Governmental Authority, and the costs associated with any changes shall be borne in accordance with Section 4.2(e).

ARTICLE 5
REGULATORY AND QUALITY; COMPLIANCE
5.1 Transfer of Manufacture to Taiwan. Impax is currently Manufacturing the Original Product in its facility in Hayward, California and is in the process of transferring the Manufacture of the Original Product to the facility of its Affiliate, Impax Taiwan. In connection with such transfer, Impax shall be responsible for conducting Manufacture technology transfer, including the Bioequivalence Study pursuant to the License Agreement.
5.2 GSK Assistance. At Impax’s request and expense, GSK shall provide Impax with reasonable support and assistance in connection with Impax’s transfer of Manufacture of the Original Product to Impax Taiwan’s facility. Within thirty (30) days after the end of each calendar quarter during which GSK has provided Impax with such assistance and support, GSK shall submit to Impax a reasonably detailed invoice setting forth the number of GSK FTEs that were dedicated to providing such assistance and support during such calendar quarter, including, with respect to each individual comprising a GSK FTE or portion thereof, such individual’s name, number of hours worked, and description of work performed. Impax shall reimburse GSK, in U.S. dollars, for such FTEs at GSK’s then current FTE Rate within thirty (30) days after the receipt of the invoice.
5.3 Regulatory Inspections. Impax shall cooperate with any inspection of its Facility by any Regulatory Authority overseeing the Manufacture of Product for use in the Licensed Territory. Impax shall notify GSK within two (2) Business Days after Impax becomes aware of any such inspection and shall permit GSK’s representative to observe such inspection to the extent permitted by applicable Laws.
5.4 EHS, GMP and QA Audits. Upon written request to Impax not less than fifteen (15) Business Days prior to the requested visit date, GSK shall have the right to have its representatives visit the Facilities of Impax during normal business hours to assess Impax’s compliance with the Environmental, Health and Safety Guiding Principles, cGMPs and quality assurance standards and to discuss any Manufacturing related issues with Impax management personnel, including inspection of Impax’s records and those portions of the Facility used in the Manufacture, testing, packaging, storing, labeling, releasing or delivery of any Product to be supplied to GSK or Materials therefor. GSK shall have the right to audit and inspect all inventory of Products to be supplied to GSK and Materials therefor contained at the Facility; provided that such audit is conducted on reasonable notice to Impax. Purposes for such inspections may include cGMPs compliance, system audits, pre-approval inspections (PAI), compiling information for reporting obligations, compliance with Specifications, compliance with Quality Agreement, and/or investigations of complaints and/or compliance with any Laws, the Environmental, Health and Safety Guiding Principles, or the terms of this Supply Agreement (including all representations and warranties of Impax). GSK’s audit and inspection rights under this Section 5.4 shall not extend to any portions of the Facility, documents, records or other information which do not relate to Products or Materials therefor, or to the extent they relate or pertain to Product for Impax’s own use or Materials therefor (except to the extent that Product for Impax’s own use and Product supplied to GSK share common raw Materials and/or intermediates), Impax’s other products or materials or Third Parties or their products or materials. Impax may redact information relating to Product for Impax’s own use or Materials therefor (to the extent that Product for Impax’s own use and Product supplied to GSK do not share common raw Materials and/or intermediates), Impax’s other products or materials, or Third Parties and their respective products or materials from any documents deliverable to GSK in connection with GSK’s exercise of its audit and inspection rights hereunder. Impax shall participate in GSK’s audit and respond to any issues raised by GSK based on such audit, and if Impax agrees with the result of such audit, with a correction action plan within thirty (30) calendar days following receipt of GSK’s audit report. GSK may exercise such audit right no more than one (1) time per calendar year and each audit should not last for more than three (3) days; provided, however, that GSK may conduct a reasonable number of additional “for cause” audits with reasonable prior notice to Impax. For the purpose of this Section 5.4, examples of “for cause” include a recall of the Product is reasonably expected or underway, a stability failure has been identified, a Manufacture-related Adverse Event has occurred, or other emergency involving any Product supplied to GSK, or Material therefor or Facility to the extent relating to any Product supplied to GSK.
5.5 cGMP Documentation. Each Party shall maintain, in accordance with and for the period required under the applicable MAA, cGMPs, and Laws, complete and adequate records pertaining to the methods and facilities used for the cGMPs manufacture, processing, testing, packing, labeling, holding and distribution of the Products. Impax shall also maintain all records related to its compliance with its Environmental, Health and Safety Guiding Principles in accordance with Section 5.6.
5.6 Records Retention. During the Term and, thereafter, in accordance with Impax’s standard records retention policy, Impax shall keep complete and systematic written records of all documentation relating to the Manufacture of Products by Impax under this Supply Agreement, including, without limitation, and retain samples (per Section 6.11) of such bulk finished Products and raw Material thereof as are necessary to comply with manufacturing regulatory requirements applicable to Impax, as well as to assist with resolving Product complaints and other similar investigations in accordance with the Quality Agreement and incorporated herein by reference. Such records shall include any operational documentation pertaining to Impax’s supply of Products under this Supply Agreement, including records relevant to any costs or expenses incurred by Impax on behalf of GSK, any financial records, procedures (including records for compliance with federal, state and local law) and such other documentation pertaining to Impax’s supply of Products under this Supply Agreement. All financial records shall be kept in sufficient detail to permit accurate determination of all figures necessary for verification of payment obligations set forth in Article 3 of this Supply Agreement. Impax shall preserve all such records in accordance with Impax’s standard records retention policy. GSK acknowledges that Impax has provided GSK with a copy of its current standard records retention policy as of the Effective Date, and Impax will provide updated copies to GSK as its standard records retention policy is updated from time to time.

5.7 Supply Consents. Impax holds all Consents now required by Impax for the performance of its obligations under this Supply Agreement. At all times, Impax shall maintain and comply with all the Consents which may from time to time be required by any Governmental Authority having jurisdiction with respect to its manufacturing operations and facilities and otherwise to be obtained by Impax to permit the performance of its then current obligations under this Supply Agreement. Impax shall bear all expenses incurred in connection with its obligations under this Section 5.7. In the event any Consent held by Impax relating to the Facility or its ability to manufacture the Products in accordance with this Supply Agreement is hereafter suspended or revoked, or Impax has material restrictions imposed upon it by any Governmental Authority affecting any of the Products or the Facility, Impax shall immediately notify GSK and shall promptly provide a schedule of compliance and such other information related thereto as is reasonably requested by GSK.
5.8 Product Consents. GSK and GSK Affiliates shall, at their expense, obtain and maintain any Consents which may from time to time be required by any Governmental Authority with respect to ownership of the Regulatory Approval for the Product in the Licensed Territory or with respect to the marketing, distribution, clinical investigation, import or export of the Products in the Licensed Territory. GSK shall, with Impax’s assistance and cooperation, in both cases at GSK’s expense, be responsible for responding to all requests for information required by GSK’s Consents from, and making all legally required filings relating to GSK’s Consents with, any Governmental Authority in the Licensed Territory having jurisdiction to make such requests or require such filings. In the event any Consent held by GSK relating directly to any of the Products is hereafter suspended or revoked, GSK shall promptly notify Impax of the event and shall promptly inform Impax of the impact on GSK’s purchases of the affected Product (when known by GSK) and GSK’s general intentions with respect to the affected Product.
ARTICLE 6
TESTING; ACCEPTANCE AND REJECTION
6.1 Acceptance; Reliance by GSK. In determining whether to accept any shipment of Product and authorize any subsequent release of Product to the market, GSK shall be entitled to rely upon the Certificate of Analysis provided by Impax, except to the extent that GSK has actual knowledge that such Certificate of Analysis is inaccurate. Except as agreed to by the Parties in writing, GSK shall be under no obligation to accept any shipment of Product without the accompanying Certificate of Analysis.
6.2 Rejection; Determination of Deficiency; Notice.
(a) General. GSK has the right to reject all or any portion of any shipment of Products that deviates from the Specifications, the Quality Agreement, cGMPs or Laws.
(b) Inspection. GSK shall inspect the Products manufactured by Impax upon receipt thereof and shall give Impax written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Specifications, the Quality Agreement, cGMPs or Laws within thirty (30) days after GSK’s or GSK’s designee’s receipt thereof. Should GSK fail to provide Impax with the Deficiency Notice within the applicable thirty (30) day period, then the delivery shall be deemed to have been accepted by GSK, subject to Section 6.2(c), on the thirty-first (31st) day after delivery; provided, however, that Impax shall continue to be liable for (i) the failure of any Products to conform to Specifications (unless and to the extent the failure to conform to Specifications is caused by occurrences after the title to such Products passes to GSK pursuant to Section 2.6), or (ii) the failure of Impax to Manufacture the Product in accordance with the Quality Agreement, cGMPs and Laws.

(c) Latent Defects. Except where the shelf-life of a Product has expired, GSK shall have the right to reject Product if it later discovers non-obvious defects not reasonably susceptible to discovery upon receipt of the Product and provides notice to Impax within ten (10) Business Days after discovery thereof by GSK; provided the latent defect must be attributable to Impax’s failure to Manufacture the Product in accordance with Specifications, the Quality Agreement, cGMPs or Laws.
(d) Determination of Deficiency.
(i) Upon receipt of a Deficiency Notice, Impax shall have fifteen (15) Business Days to advise GSK by notice in writing that Impax disagrees with the contents of such Deficiency Notice. Should Impax provide such a notice of disagreement, Impax’s most senior quality assurance officer and GSK’s Quality Head, Contract Manufacturing Quality, or such other persons as they may designate in writing, shall confer to review samples and/or batch records, as appropriate to determine whether any Products identified in the Deficiency Notice deviate from the Specifications, the Quality Agreement, cGMPs or Laws. If the Parties are unable to resolve whether any Products identified in the Deficiency Notice deviate from the Specifications, the Quality Agreement, cGMPs or Laws, Impax and GSK shall conduct an investigation pursuant to Section 6.5 and the Quality Agreement. If as a result of such investigation Impax and GSK resolve that the Products in question: (A) deviates from the Specifications (other than due and to the extent the deviation is caused by occurrences after the title to such Product passes to GSK pursuant to Section 2.6), (B) were not Manufactured in accordance with cGMPs, Laws or the Quality Agreement, or (C) is nonconforming due to the failure of a Impax-supplied Material or any Materials purchased by Impax, then GSK shall be entitled to reject the Products, and the cost of the investigation shall be borne by Impax. If as a result of such investigation Impax and GSK resolve that the Products in question: (X) meet the Specifications; (Y) were Manufactured in accordance with the Quality Agreement, cGMPs and Laws, and (Z) the nonconformity of the Product is caused by occurrences after the title to such Product passes to GSK pursuant to Section 2.6, then GSK shall thereafter be deemed to have accepted delivery of such Products, and the cost of such investigation shall be borne by GSK.
(ii) If, after completion of an investigation pursuant to the Quality Agreement and this Supply Agreement, GSK and Impax fail to resolve whether any Products identified in the Deficiency Notice deviate from the Specifications, the Quality Agreement, cGMPs or Laws, then the Parties shall mutually select an independent laboratory to evaluate if the Products in question deviate from the Specifications, the Quality Agreement, cGMPs or Laws. If the independent laboratory’s evaluation certifies that the Products in question: (A) deviate from the Specifications (other than and to the extent caused by occurrences after the title to such Product passes to GSK pursuant to Section 2.6), (B) were not Manufactured in accordance with cGMPs, Laws or the Quality Agreement, or (C) is nonconforming due to the failure of a Impax-supplied Material or any Materials purchased by Impax, then GSK shall be entitled to reject the Products, and the cost of the testing, evaluation by the independent laboratory shall be borne by Impax. If the independent laboratory’s evaluation certifies that the Products in question: (X) meet the Specifications; (Y) were Manufactured in accordance with the Quality Agreement, cGMPs or Laws, or (Z) the nonconformity is caused by occurrences after the title to such Product passes to GSK pursuant to Section 2.6, then GSK shall thereafter be deemed to have accepted delivery of such Products, and the cost of the testing and evaluation by the independent laboratory shall be borne by GSK.

(iii) In the event that the independent laboratory cannot determine that the failure of Product to meet Specifications, the Quality Agreement, cGMPs or Laws could be attributed to either Party, per Section 6.2(d)(ii) above, Impax shall invoice GSK for fifty percent (50%) of the Transfer Price for such Product unless otherwise mutually agreed by both Parties in writing. Impax and GSK shall share equally the cost of the testing and evaluation by the independent laboratory.
(e) Shortages. GSK shall inform Impax of any claim relating to quantitative deficiencies in any shipment of Products within thirty (30) days following receipt of any shipment. In the event there is a quantitative deficiency in any shipment, with respect to the Product volumes indicated on the applicable invoice, GSK shall only pay for actual quantities delivered. All quantitative deficiencies and actual quantities shall be determined in accordance with Section 2.4.
(f) Deviation Reports. If, during the Manufacture or other handling of a Product by Impax, (i) the process or analytical parameters vary from typical or established report ranges, release guidelines or release limits, (ii) there is reasonable evidence that Specifications, the Quality Agreement, cGMPs or Laws were not followed in production of the Products, (iii) there is reasonable evidence that the Products fail to conform to Specifications, (iv) other events or conditions occur (including, without limitation, events first identified as affecting non-GSK products) that could reasonably be expected to adversely affect the strength, safety, identity, purity and quality of the Products or otherwise are unusual or not expected, or (v) any physical characteristic or attribute of the Products is recognizable at any time during the manufacturing process to be unusual, atypical or irregular by an individual with appropriate technical knowledge and experience exercising his or her best professional judgment, then Impax shall investigate the matter pursuant to provisions of the Quality Agreement and this Supply Agreement and, only if such matter is a Critical Deviation or Major Deviation (as such terms are defined in the Quality Agreement), prepare as soon as practicable following the discovery of such Critical Deviation or Major Deviation a written report detailing such Critical Deviation or Major Deviation (a “Deviation Report”) and send such Deviation Report, along with all supporting documentation, to GSK prior to the shipment of the Product. Impax shall include in its Deviation Report its analysis and recommendation for the disposition of the Product in the Deviation Report.
(g) Nonconformity. If either Party becomes aware or has a reasonable basis to believe that any batch or shipment of Products may have a Nonconformity, at any time regardless of the status of Impax’s testing and quality assurance activities or of GSK’s acceptance as provided above, such Party shall notify the other Party within two (2) Business Days of becoming aware of a Nonconformity. “Nonconformity” means a product characteristic, or potential for existence of product characteristic, that is attributable to Impax’s failure to Manufacture, test, package, store, label, release or deliver any Product in accordance with the Specifications, the Quality Agreement, cGMPs or Laws. In the event of a Nonconformity, Impax shall immediately conduct an investigation in accordance with this Supply Agreement and, until resolution of the investigation, handle the Products as provided in Section 6.2(h) of this Supply Agreement.

(h) Products Subject to a Nonconformity or Deviation Report. Any batch or shipment of Product that is the subject of a Nonconformity or of a Deviation Report shall be handled as follows:
(i) Such Products held in inventory at the Facility shall be placed on quarantine status and shall not be shipped to GSK or its Affiliates, unless directed otherwise by GSK;
(ii) For any such Products shipped to GSK and held in stock by GSK, GSK shall maintain a “quarantine” or “unpassed” status until Impax has completed any investigations pursuant to this Supply Agreement and approved the disposition of the Product subject to GSK’s review and approval of the Nonconformity or the Deviation Report; and
(iii) Payment for such Products whether shipped or unshipped shall not be due from GSK until Impax has completed any investigations pursuant to this Supply Agreement and GSK has approved the acceptability of the Product subject to the Nonconformity or Deviation Report. For the avoidance of doubt, GSK shall be responsible for payment of invoices relating to Products which are ultimately not rejected pursuant this Article 6.
(k) Suspension of Manufacture. Upon learning of any Nonconformity of Product or in connection with a Remedial Action pursuant to Section 6.7, Impax shall have the right to suspend Manufacture of the affected Products at the Facility until the cause of such Nonconformity has been remedied or addressed. Impax shall notify GSK in writing within two (2) Business Days of Impax’s decision to suspend Manufacture of the affected Product. Impax shall provide GSK with a written summary of the cause of such suspension of Manufacture and GSK shall have the right to conduct a “for cause” audit pursuant to Section 5.4. During the period of suspended production, and until the suspension is lifted, GSK shall be relieved of all financial obligations associated with any Firm Orders or portion thereof that is not Manufactured as a direct consequence of the suspension.
6.3 Product Complaints. GSK shall have the sole responsibility for responding to questions and complaints from GSK’s customers. Questions or complaints received by Impax from GSK’s customers shall be promptly referred to GSK’s Quality Head, Contract Manufacturing Quality, or his designee. GSK shall promptly inform Impax of any and all complaints that GSK receives which implicate Impax’s Manufacturing or other processes at the Facility. Impax shall cooperate as reasonably required to allow GSK to determine the cause of and resolve any customer questions and complaints. Such assistance shall include follow-up investigations, including testing. In addition, Impax shall provide GSK with all mutually agreed upon information that will enable GSK to respond properly to questions or complaints relating to the Products as provided in the Quality Agreement to the extent that such complaint involves an issue involving the Manufacture of the Product supplied to GSK under this Supply Agreement. GSK shall bear the costs of activities performed pursuant to this Section 6.3, unless it is determined that the cause of any customer complaint resulted from Impax’s failure to Manufacture the applicable Product in accordance with the Specifications, the Quality Agreement, cGMPs or Laws and to the extent not caused by any occurrence after the title to such Product passes to GSK pursuant to Section 2.6, in which case Impax shall bear the reasonable costs of activities performed pursuant to this Section 6.3. In the event that either Party believes it has incurred significant internal costs in providing assistance to the other Party under this Section 6.3, upon the written request of either Party, GSK and Impax shall consider in good faith a fair allocation of such significant internal costs.

6.4 Adverse Events. Impax and GSK shall comply with their obligations set forth in Section 5.7 of the License Agreement with respect to adverse event reporting and safety data exchange until the execution of the Pharmacovigilance Agreement, at which time the adverse event reporting and safety data exchanges shall be superseded and governed by the provisions of the Pharmacovigilance Agreement. The Pharmacovigilance Agreement or the relevant portions thereof shall be attached to or included in the Quality Agreement.
6.5 Investigations. The Parties shall act promptly and shall cooperate fully with each other in any investigation required under this Supply Agreement, the Quality Agreement, and the License Agreement, including, but not limited to, Nonconforming Product, Product complaints, stability failures, Remedial Actions. Such cooperation shall include, but not be limited to, all necessary or appropriate testing, analysis of retained samples, review of batch records, and other reasonably requested assistance and information in connection with such investigation.
6.6 Corrective Action. Impax shall implement corrective actions under the Quality Agreement to solve root causes of any factory-related complaints or Nonconformities.
6.7 Certain Product Events.
(a) The Parties shall establish a joint product incident review team to consider any proposed Remedial Action with respect to Product in the Licensed Territory. If either Party is aware of a defect, incident or other information in respect of Product that they believe may lead to a Remedial Action, then it shall promptly inform the other Party’s primary contact on the Product incident review team. Upon such notice, the Product incident review team shall promptly meet to consider the appropriate action. Each Party shall cooperate fully with the other with respect to the consideration of any such matter. If the Product incident review team cannot agree upon how to proceed, such matter shall be escalated to the head of quality for each Party (or his or her designee) for determination. In the event of a deadlock on such matter, GSK will have the right to make the decision; except that, after such deadlock, GSK shall commence the proposed Remedial Action in the Licensed Territory upon Impax’s request, notwithstanding such deadlock, if Impax reasonably believes that the proposed Remedial Action is appropriate due to Impax’s nonconformance with cGMP requirements. Notwithstanding any provision in this Supply Agreement to the contrary, including this Section 6.7, GSK shall not be required to commence any Remedial Action (including, without limitation, Remedial Action requested by Impax), that would violate applicable Laws in any jurisdiction in the Licensed Territory.

The conduct of any Remedial Action will be handled in accordance with the Quality Agreement. For the avoidance of doubt, none of the Alliance Managers, Joint Steering Committee or Joint Patents Committee shall have any responsibility for decisions in respect of a Remedial Action.
Without limiting the generality of the foregoing, with respect to Remedial Action, each Party shall:
(i) Inform the other Party immediately of any defect found, subsequent to release, which may be grounds to initiate a Remedial Action;
(ii) Maintain a procedure to cover Remedial Action, including contact arrangements for hours falling outside the typical Business Day;
(iii) Provide all support reasonably necessary to support any investigation and subsequent actions in connection with Remedial Action; and
(iv) Maintain component traceability records of Products for the periods required by the Quality Agreement, cGMPs or Laws, enabling traceability at the Product batch number level to customers of the Products supplied by Impax.
(b) Contacts and Statements. With respect to any Remedial Action in the Licensed Territory with respect to any Product, GSK shall make all contacts with the applicable Governmental Authority or Regulatory Authority and shall be responsible for coordinating all of the necessary activities in connection with any such Remedial Action, and GSK shall make all statements to the media, including press releases and interviews for publication or broadcast as provided in Section 11.4 of the License Agreement. GSK agrees to make no statement to the media referencing Impax or the Facility, unless otherwise required by Laws and, in any such event, GSK shall provide notice to and collaborate with Impax on the content of any such Impax reference. Impax agrees to make no statement to the media referencing GSK with respect to any Remedial Action in the Licensed Territory unless otherwise required by Laws and, in any such event, Impax shall collaborate with GSK on the content of any such statement.
(c) Remedies. GSK shall bear the costs of any Remedial Action with respect to any Product in the Licensed Territory, except for any Remedial Action that is initiated (i) upon Impax’s request in accordance with Section 6.7(a) or (ii) because of a defect arising from Impax’s failure to Manufacture, test, package, store, label, release or deliver that Product or any Materials in compliance with the Specifications, the Quality Agreement, cGMPs and Laws and to the extent not caused by occurrences after the title to such Product passes to GSK pursuant to Section 2.6, in which case Impax shall bear all reasonable costs of such Remedial Action and GSK shall, in addition to any other remedies available to it, be obligated to handle the affected Product and charges relating thereto as provided in Sections 6.8 and 6.9.

(d) Responsibility for Recalled Products. Any batch or shipment of Product that is the subject of a Remedial Action shall be handled as follows:
(i) Such Products held in inventory at Impax shall be placed on “Hold” status and shall not be shipped to GSK or its Affiliates, unless directed otherwise by GSK;
(ii) For any such Products shipped to GSK and held in stock by GSK may maintain a “Hold” or “Unpassed” status until Impax has completed any investigations pursuant to this Supply Agreement and GSK has approved, acting reasonably, the disposition of the Product subject to GSK’s review and approval of investigation report; and
(iii) Payment for Products that are the subject of a Remedial Action that is (1) initiated upon Impax’s request in accordance with Section 6.7(a), or (2) because of a defect arising from Impax’s failure to Manufacture, test, package, store, label, release or deliver that Product or any Materials in compliance with the Specifications, the Quality Agreement, cGMPs or Laws and to the extent not caused by occurrences after the title to such Product passes to GSK pursuant to Section 2.6, whether shipped or unshipped, shall not be due from GSK until Impax and GSK have completed any investigations pursuant to the Quality Agreement and this Supply Agreement, and GSK has approved the disposition of the Product subject to the Remedial Action. For the avoidance of doubt, GSK shall be responsible for payment of invoices relating to Products which are ultimately not subject to Remedial Action per this Article 6 and for payment of invoices relating to Products which are subject to Remedial Action to the extent not due to the failure of Impax to Manufacture, test, package, store, label, release or deliver that Product in accordance with the Specifications, the Quality Agreement, cGMPs and Laws.
6.8 Disposition of Certain Products. In the event any quantity of a Product is found not to comply with Specifications, or in the event any Remedial Action, or Third Party return of any Product, in each case determined to be a result of Impax’s failure to Manufacture, test, package, store, label, release or deliver that Product in accordance with the Specifications, the Quality Agreement, cGMPs and Laws and to the extent not caused by occurrences after the title to such Product passes to GSK pursuant to Section 2.6, then GSK or the GSK Affiliate receiving the Product shall, at Impax’s option, either (a) return the Product to Impax for rework or reprocessing by Impax, all at Impax’s expense; (b) return the affected Products to Impax for destruction by Impax at Impax’s expense; or (c) have the Product disposed of by a Third Party designated by GSK at Impax’s expense and in accordance with applicable Laws. In addition, GSK may seek a credit under Section 6.9 below. The Party undertaking destruction of the Product shall be solely responsible for compliance with all Laws in connection with the destruction and shall be liable for any losses resulting from such destruction.
6.9 Credits. In the event any quantity of a Product is found (i) to not comply with Specifications, or (ii) in the event any Remedial Action or Third Party return of any Product, in each case is determined to be a result of Impax’s failure to Manufacture, test, package, store, label, release or deliver that Product in accordance with the Specifications, the Quality Agreement, cGMPs or Laws and to the extent not caused by occurrences after the title to such Product passes to GSK pursuant to Section 2.6, then Impax shall, at GSK’s election: (a) reimburse or credit GSK the price paid by GSK for the affected Product; (b) reimburse or credit GSK for the actual costs for shipping (including freight and insurance), applicable transit charges, insurance premiums, duties, or taxes paid in connection with such Product, in each case to the extent incurred by GSK; (c) reimburse or credit GSK for any out-of-pocket costs paid by GSK to Third Parties for transportation and destruction of such Product; and (d) reimburse or credit GSK for the actual administrative expenses and all other reasonable costs incurred by GSK outside of the ordinary course of business in connection with the disposition of such Product under Section 6.8. GSK shall provide Impax with such information and documentation as Impax may reasonably request to confirm any of the foregoing charges, costs or expenses. Alternatively, GSK may apply any amounts due to GSK pursuant to Sections 6.9(a)-(d) above to one or more outstanding invoices issued pursuant to Article 6 above provided GSK gives Impax timely notice of such invoice reductions. If there is outstanding credit to GSK on the termination or expiration of this Supply Agreement, Impax shall reimburse GSK for the amount of such credit within forty five (45) days after this Supply Agreement is terminated or expires. Notwithstanding anything to the contrary in this Supply Agreement, the remedy set forth in this Section 6.9 shall be the sole and exclusive remedy and recourse with respect to any shortages, Nonconformity, Deviation Report, Remedial Action, Third Party return or complaint with respect to any Product delivered to GSK by Impax hereunder or breach by Impax of the representations and warranties set forth in Section 10.2; provided, however, that the foregoing shall not be deemed to in any way limit Impax’s obligations under Section 11.1.
6.10 Product Returns from the Field. GSK shall instruct its distributors and customers to direct any returns of Products to GSK in accordance with GSK’s standard return policy. Impax shall promptly notify GSK in writing (including all information Impax has relating thereto) in the event that any distributor, customer or other Third Party returns any Product to Impax. Impax shall, at GSK’s expense, promptly forward all such Product to the location specified by GSK and shall take no other action regarding such Product (except for safeguarding such Product), unless requested in writing by GSK or required by Laws. After a commercially reasonable period of time safeguarding the Products so held, Impax may destroy the Products, at GSK’s expense, if it has given written notice of its intention to GSK and GSK has not directed otherwise within ten (10) Business Days of receipt of that notice.
6.11 Retained Samples. Impax shall retain samples from each batch of bulk finished Products supplied to GSK, excipients, and Active Pharmaceutical Ingredient (API) thereof for a period of one (1) year after expiration of such Product as packaged by GSK, provided that GSK promptly notifies Impax of such expiry date, or such longer period required by applicable Laws for record keeping, testing and regulatory purposes or specified in the Quality Agreement. When storing Products, Materials, Nonconforming Products or Product-derived wastes, Impax shall comply with, and shall maintain all storage facilities in compliance with, Specifications and in accordance with the Quality Agreement, cGMPs and Laws.
6.12 Annual Product Review. During the Term, upon GSK’s request, Impax shall prepare and provide to GSK an annual review for the Products as required by cGMPs and applicable regulations (each, an “Annual Product Review”). Each Annual Product Review will cover all aspects of manufacturing that occur at the Facility or at the facility of any party with whom Impax subcontracts pursuant to this Supply Agreement. Unless otherwise specified, each Annual Product Review will include, without limitation, summaries of changes, Deviation Report trends, release testing records trends, production record trends and other relevant data as more particularly set forth in the Quality Agreement, to allow GSK to produce an annual product quality review as required.

ARTICLE 7
CONFIDENTIALITY
7.1 Confidentiality. Any and all Information disclosed by a Party to the other Party under this Supply Agreement shall be deemed Confidential Information of such Party under the License Agreement and subject to the confidentiality provisions set forth in Article 11 of the License Agreement.
ARTICLE 8
INTELLECTUAL PROPERTY
8.1 Ownership of Inventions. Impax shall solely own any and all inventions, whether or not patentable, generated solely by Impax (including its Affiliates, employees, agents and independent contractors) in the course of conducting their activities under this Supply Agreement. Impax shall solely own any and all inventions, whether or not patentable, generated solely by GSK (including its Affiliates, employees, agents and independent contractors), or jointly by Impax and GSK (including their respective Affiliates, employees, agents and independent contractors) in the course of conducting their activities under this Supply Agreement to the extent that they relate to the Product or that are necessary or useful for the Manufacture of the Product (all such inventions together with all intellectual property rights therein collectively, “Manufacturing Inventions”). Impax hereby grants to GSK a non-exclusive, irrevocable, worldwide, fully paid up, royalty-free license (with the right to grant sublicenses), under the Manufacturing Inventions, to make, have made, use, import, sell and offer for sale products that are not Products. For inventions made by GSK (including its Affiliates, employees, agents and independent contractors) or jointly made by Impax and GSK which do not relate to the Product and are not necessary or useful for the Manufacture of the Product, ownership will follow inventorship as determined in accordance with U.S. patent laws. GSK hereby assigns to Impax its interest in and to any and all Manufacturing Inventions, and shall perform, and shall ensure that its Affiliates, employees, agents and independent contractors perform, any and all acts necessary to assist Impax in perfecting its rights to any and all Manufacturing Inventions, including executing or have executed any documents affecting the appropriate assignment to Impax. If Impax decides to cease the Prosecution or Maintenance of any Patents covering the Manufacturing Inventions after such Patents have been published, it shall notify GSK in writing sufficiently in advance so that GSK may, at its discretion, assume the responsibility for the Prosecution or Maintenance of such Patents, at GSK’s cost and expense. For clarity, if Impax decides not to file a Patent covering the Manufacturing Inventions, or decides to withdraw or abandon a Patent covering the Manufacturing Inventions before such Patent is published, GSK shall not have any rights pursuant to the preceding sentence.
8.2 Disclosure of Inventions. GSK shall use best efforts to promptly disclose to Impax any and all Manufacturing Inventions either made by GSK (including its Affiliates, employees, agents and independent contractors), whether solely or jointly with Impax (including its respective Affiliates, employees, agents and independent contractors), including any invention disclosures, or other similar documents, submitted to it by its Affiliates, employees, agents or independent contractors describing inventions that are Manufacturing Inventions, and all Information relating to such inventions to the extent necessary or useful for the preparation, filing and maintenance of any Patent with respect to such invention.

8.3 Prosecution and Enforcement of Patents. As the sole owner of Manufacturing Inventions, Impax shall have the sole rights, but not the obligation, to Prosecute and Maintain (as defined below), and enforce any Patents covering Manufacturing Inventions, and shall bear all related expenses and retain all related recoveries. For purposes of this Supply Agreement, “Prosecute and Maintain” shall mean with respect to a Patent, the preparing, filing, maintenance and prosecution of such Patent, as well as the conduct of interferences, oppositions, re-examination, re-issues and other similar proceedings.
8.4 Covenant Not to Sue. Impax or its Affiliates will not assert any Patent covering Manufacturing Inventions, or any other Patent directed to the Manufacture of the Product and Controlled by Impax or its Affiliates, against GSK with respect to GSK’s use, sale, offer to sell, import or other Commercialization of Product in the Licensed Territory during the Term as permitted by the License Agreement, provided that such Product has been (a) Manufactured by Impax, its Affiliates, or a Third Party on behalf of Impax and (b) supplied to GSK or its Affiliates or permitted sublicensees under this Supply Agreement.
ARTICLE 9
FORCE MAJEURE
9.1 Force Majeure. In the event that a Party is unable to perform any of its obligations under this Supply Agreement because of a Force Majeure Event (as defined below), such Party shall immediately give written notice to the other Party of the occurrence of a Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations hereunder and shall do everything reasonably possible to resume performance. Upon receipt of such notice, the performance of the obligations by the Party claiming a Force Majeure Event (except for payment obligations) shall be suspended during the continuation of the Force Majeure Event. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance hereunder or, if not able to promptly resume full performance, the affected Party shall develop a plan (with the involvement and the written approval of the other Party) for the prompt resolution of any failure of performance under this Supply Agreement. For purposes of this Supply Agreement, the term “Force Majeure Event” means, with respect to a Party, (i) fire, natural disaster, act of God, action or decrees of governmental bodies, terrorism, war, or embargos, or (ii) any other act or event, whether foreseen or unforeseen, that (a) prevents such Party, in whole or in part, from performing its obligations under this Supply Agreement and (b) is beyond the reasonable control of and not the fault of such Party. For the avoidance of doubt, a Force Majeure Event shall not include economic hardship, changes in market conditions, or insufficiency of funds.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:
(a) such Party is a company or corporation duly organized, validly existing, and in good standing under the Laws of the state of its incorporation;
(b) such Party has the corporate/company power and authority and the legal right to enter into this Supply Agreement and to perform its obligations hereunder, and there is no contractual restriction or obligation binding on such Party which would be materially contravened by execution and delivery of this Supply Agreement or by the performance or observance of its terms; and

(c) the execution, delivery, and performance of this Supply Agreement have been duly authorized by all necessary corporate/company actions, and this Supply Agreement constitutes a valid obligation of such Party and is binding and enforceable against such Party in accordance with the terms hereof.
10.2 Product Warranties. Impax represents and warrants to GSK that:
(a) the Manufacture of each Product supplied to GSK pursuant to this Supply Agreement (and the handling and storage, handling, disposal of any Materials) shall (i) be in accordance with and conform to (i) cGMPs, (ii) the Quality Agreement, and (iii) otherwise conform to the Environmental, Health and Safety Guiding Principles, the Regulatory Approvals and Laws;
(b) each Product supplied to GSK pursuant to this Supply Agreement, at the time title to such Product passes to GSK pursuant to Section 2.6, will strictly comply with the Specifications for such Product then in effect, and will not be adulterated or misbranded within the meaning of the FD&C Act and similar provisions of Regulatory Acts in the Licensed Territory, and will not be an article which may not, under the provisions of the FD&C Act and similar provisions of Regulatory Acts in the Licensed Territory, be introduced into interstate commerce (or provisions of similar import);
(c) each Product supplied to GSK pursuant to this Supply Agreement will, at the time title to such Product passes to GSK pursuant to Section 2.6, be free and clear of all liens, security interests and other encumbrances;
(d) Impax has not used, in any capacity associated with or related to the Manufacture of the Product, the services of any persons who have been, or are in the process of being, debarred under Sections 306(a) or 306(b) of the FD&C Act or any comparable Regulatory Act; further, neither Impax nor any of its officers, employees, or consultants has been convicted of an offense under (i) either a federal or state law that is cited in Section 306 of the FD&C Act as a ground for debarment, denial of approval, or suspension, or (ii) any other law cited in any comparable Regulatory Act as a ground for debarment, denial of approval or suspension;
(e) Impax has all Consents necessary in performance of its obligations hereunder and the Manufacture of the Product;
(f) Impax will evaluate participation in the Customs Trade Partnership Against Terrorism (C-TPAT) initiative sponsored by the United States Customs Service (Customs). Notwithstanding the foregoing in this Section 10.2(f), during the Term, Impax represents and warrants that it shall fully ensure the security of the supply chain of the Product until delivery of Product to GSK pursuant to Section 2.6.

(g) To actual knowledge of Impax, (1) the Manufacture of the Product does not and will not infringe any issued patents owned or controlled by a Third Party, and (2) there are no outstanding orders, judgments or settlements against or owed by Impax or any of its Affiliates, and there are no pending or threatened claims or litigation, in either case relating to the Manufacture or Materials for Product used or practiced by Impax.
10.3 Corporate Responsibility. Unless otherwise required or prohibited by Laws, Impax warrants, to the best of its knowledge, that, in relation to the supply of Product under the terms of this Supply Agreement:
(a) it does not employ, engage, or otherwise use any child labor in circumstances such that the tasks performed by any such child labor could reasonably be foreseen to cause either physical or emotional impairment to the development of such child;
(b) it does not use forced labor in any form (prison, indentured, bonded or otherwise) and its employees are not required to lodge papers or deposits on starting work;
(c) it provides a safe and healthy workplace, presenting no immediate risks to its employees; any housing provided by Impax to its employees is safe for habitation; and access to clean water, food, and emergency healthcare is provided to its employees in the event of accidents or incidents at Impax’s workplace;
(d) it does not discriminate against any employees on any ground (including race, religion, disability or gender); and it does not engage in or support the use of corporal punishment, mental, physical, sexual or verbal abuse and does not use cruel or abusive disciplinary practices in the workplace;
(e) it pays each employee at least the minimum wage and provides each employee with all legally mandated benefits;
(f) it complies with the Laws on working hours and employment rights in the countries in which it operates; and
(g) it complies with the Laws with respect to its employees’ right to join and form independent trade unions and freedom of association.
10.4 DISCLAIMERS. EXCEPT AS EXPRESSLY STATED IN THIS SUPPLY AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, ARE MADE OR GIVEN BY OR ON BEHALF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11
INDEMNIFICATION
11.1 Indemnification by Impax. Impax shall defend, indemnify, and hold the GSK Indemnitees harmless from and against all Claims to the extent such Claims arise out of, are based on, or results from: (a) any negligence or willful misconduct of Impax, its Affiliates, or the officers, directors, employees or agents of Impax or its Affiliates; (b) any breach of any of Impax’s covenants, obligations, representations or warranties under this Supply Agreement; (c) failure by Impax to obtain, maintain, or comply in any respect with any of its Consents which are required to perform any of its obligations hereunder or under the Regulatory Acts or other Laws; (d) any violation of Laws by Impax in the performance of its obligations hereunder; (e) any infringement or misappropriation of Third Party rights to intellectual property that is a result of the use or practice in the Manufacturing process for the Product. The foregoing indemnity obligations shall not apply to the extent that (i) the GSK Indemnitees fail to comply with the indemnification procedure set forth in Section 11.3 and Impax’s defense of the relevant Claims is prejudiced by such failure; or (ii) any Claim is based on or results from any activities set forth in Section 11.2(a), 11.2(b), or 11.2(c) for which GSK is obligated to indemnify the Impax Indemnitees under Section 11.2.
11.2 Indemnification by GSK. GSK shall defend, indemnify, and hold the Impax Indemnitees harmless from and against all Claims to the extent such Claims arise out of, are based on, or results from: (a) any negligence or willful misconduct of GSK, its Affiliates, or the officers, directors, employees or agents of GSK or its Affiliates; (b) any breach of any of GSK’s covenants, obligations, representations or warranties under this Supply Agreement; (c) failure by GSK to obtain, maintain, or comply in any respect with any of its Consents which are required to perform any of its obligations hereunder or under the Regulatory Acts or other Laws; (d) any violation of Laws by GSK in the performance of its obligations hereunder; or (e) the import, storage, packaging or labeling, by or on behalf of GSK or its Affiliates or sublicensees, of any Product supplied by Impax hereunder. The foregoing indemnity obligations shall not apply to the extent that (i) the Impax Indemnitees fail to comply with the indemnification procedure set forth in Section 11.3 and GSK’s defense of the relevant Claims is prejudiced by such failure; or (ii) any Claim is based on or results from any activities set forth in Section 11.1(a), 11.1(b), 11.1(c), 11.1(d) or 11.1(e) for which Impax is obligated to indemnify the GSK Indemnitees under Section 11.1.
11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11.

11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS SUPPLY AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT CLAIMS TO THE EXTENT ARISING IN CONNECTION WITH (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, (B) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7, OR (D) THE WILLFUL MISCONDUCT OF EITHER PARTY.
ARTICLE 12
TERM AND TERMINATION
12.1 Term. This Supply Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall remain in effect on a country-by-country and, if GSK exercises the Option, Product-by-Product basis, until the expiration of the Royalty Term of such Product in such country (the “Term”).
12.2 Termination.
(a) Termination for Breach. Each Party shall have the right to terminate this Supply Agreement and the License Agreement for the other Party’s uncured material breach of this Supply Agreement or the License Agreement as set forth in Section 12.5 of the License Agreement.
(b) Termination Due to Termination of the License Agreement. This Supply Agreement shall automatically terminate upon termination of the License Agreement.
12.3 Continuing Supply; Manufacture Transfer. At least two (2) years prior to the expiration of the Royalty Term for a Product in any country in the Licensed Territory, Impax and GSK shall negotiate in good faith an agreement under which Impax will continue to Manufacture and supply the Product to GSK, its Affiliates or sublicensees, transfer to GSK, or to transfer to a Third Party manufacturer selected by GSK and reasonably acceptable to Impax, all Information that is Controlled by Impax or its Affiliates as of the Effective Date or during the Term and is necessary, or is used by or on behalf of Impax, for the Manufacture of the Product. Impax shall provide reasonable cooperation and assistance in effecting the Product transfer at a reasonable expense to GSK.

12.4 Performance on Termination; Survival. Termination or expiration of this Supply Agreement shall not affect rights or obligations of the Parties under this Supply Agreement that have accrued prior to the date of termination or expiration. Upon termination of this Supply Agreement for any reason: (a) Products manufactured pursuant to purchase orders shall be delivered on the scheduled delivery dates and, if accepted by GSK, GSK shall pay Impax not later than sixty (60) days after the invoice date (provided, that GSK makes advance payment prior to shipment in the event of termination due to payment default by GSK); and (b) XXXXXX in the event that Impax terminates this Supply Agreement pursuant to Section 12.2(a) or that this Supply Agreement is terminated pursuant to Section 12.2(b) as a result of termination of the License Agreement by GSK pursuant to Section 12.2 of the License Agreement or by Impax pursuant to Section 12.3 of the License Agreement or 12.5 of the License Agreement, provided that Impax shall use Commercially Reasonable Efforts to mitigate such costs by trying to use such Materials in the Manufacture of the Product for its own use or in the manufacture of other products. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Supply Agreement: Sections 2.2(b) (last sentence only), 4.2(c) (solely with respect to implementation costs incurred prior to the effective date of termination), 4.2(e) (solely with respect to implementation costs incurred prior to the effective date of termination), 4.7 (solely with respect to on-going obligations of stability studies), 5.2 (solely with respect to GSK FTEs dedicated prior to the effective date of termination), 5.5 5.6, 6.2 — 6.11 (solely with respect to Product ordered before the effective date of termination), 8.1, 8.2, 8.3, 10.2 (solely with respect to Product ordered before the effective date of termination), 10.4, 12.4 and 13.1 and Articles 3 (solely with respect to Product ordered before the effective date of termination or, with respect to Section 3.3, the costs and expenses described therein to the extent incurred by Impax before the effective date of termination), 7, 11, and 14.
ARTICLE 13
INSURANCE
13.1 Coverage Requirements. During the Term and for three (3) years after its expiration or termination in accordance with Article 12, Impax shall at all times maintain in full force and effect, with financially sound and reputable carriers, product liability, property, and fidelity insurance in such amounts and with such scope of coverage as are appropriate for companies of like size, taking into account the nature of the Product to be manufactured hereunder. Notwithstanding the immediately preceding sentence, Impax shall maintain the following types of insurance in the following minimum amounts: (a) product liability insurance in the minimum amount of XXXXXX dollars ($XXXXXX) per occurrence and in the aggregate annually, (b) property and fidelity coverage in an amount as appropriate for the Product and Materials then in the care, custody and control of Impax, (c) statutory workers’ compensation insurance and employer liability coverage in a minimum amount of XXXXXX dollars ($XXXXXX) with respect to occupational diseases; (d) general liability insurance in the minimum amount of XXXXXX dollars ($XXXXXX) per occurrence; and (e) umbrella liability insurance in the minimum amount of XXXXXX dollars ($XXXXXX). Impax acknowledges and agrees that the requirements of this Article 13 in no way constitute a limitation on Impax’s liabilities, including obligations to indemnify GSK under this Supply Agreement.
13.2 Certificates of Insurance. Upon GSK’s request, Impax shall have its insurance carrier or carriers furnish to GSK certificates that all insurance required under this Supply Agreement is in force, such certificates to indicate any deductible and/or self-insured retention, and the effective expiration dates of policies.

13.3 Additional Insured and Waiver of Subrogation. GSK shall be named as an additional insured on all product liability policies of Impax. Impax also agrees to waive, and will require its insurers to waive, all rights of subrogation against GSK, its directors, officers and employees on all the foregoing coverages.
ARTICLE 14
MISCELLANEOUS
14.1 Entire Agreement; Amendment. This Supply Agreement, including the Exhibits hereto, together with the License Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Supply Agreement or the License Agreement. No subsequent alteration, amendment, change or addition to this Supply Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. No modification to this Supply Agreement shall be effected by the acknowledgment or acceptance of any purchase order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.
14.2 Notices. Any notice required or permitted to be given under this Supply Agreement shall be in writing, shall specifically refer to this Supply Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.2, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Impax:	Impax Laboratories, Inc. 30831 Huntwood Avenue Hayward, CA 94544 Attn: President, Impax Pharmaceuticals Fax: 510-972-7756
With copies to (which shall not constitute notice):	Impax Laboratories, Inc. 30831 Huntwood Avenue Hayward, CA 94544 Attn: Legal Department Fax: 510-972-7756

Cooley LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 Attn: Marya A. Postner, Ph.D. Fax: (650) 849-7400

If to GSK:	Glaxo Group Limited Glaxo Wellcome House, Berkeley Avenue Greenford, Middlesex UB6 0NN, England Attn: Company Secretary Fax: 44 20 8 047 6904

With a copy to (which shall not constitute notice):	GlaxoSmithKline LLC Five Moore Drive Research Triangle Park, NC 27709 Attn: Paul Noll, VP, Associate General Counsel Fax: (919) 483-2881
14.3 No Strict Construction; Headings. This Supply Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Supply Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Supply Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.
14.4 Assignment. Neither Party may assign or transfer this Supply Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to its Affiliates or to a Third Party successor to substantially all of the business of such Party to which this Supply Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that the License Agreement is also assigned to such Affiliate or a Third Party successor. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.4 shall be null, void and of no legal effect.
14.5 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Supply Agreement, and shall cause its Affiliates to comply with the provisions of this Supply Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Supply Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate

14.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Supply Agreement.
14.7 Severability. If any one or more of the provisions of this Supply Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Supply Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Supply Agreement may be realized.
14.8 No Waiver. Any delay in enforcing a Party’s rights under this Supply Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Supply Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
14.9 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Supply Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
14.10 English Language. This Supply Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Supply Agreement.
14.11 Counterparts. This Supply Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
14.12 Governing Law; Dispute Resolution. This Supply Agreement and all disputes arising out of or related to this Supply Agreement or any breach hereof shall be governed by and construed under the laws of the State of Delaware, without giving effect to any choice of law principles that would require the application of the laws of a different state. The application of the U.N. Convention on Contracts for the International Sale of Goods (1980) is excluded. Any controversy or claim arising out of, relating to, or in connection with any provision of this Supply Agreement shall be resolved in accordance with Article 13 of the License Agreement.
14.13 Compliance with Laws. Each Party shall comply in all material respects with all applicable Laws and regulations, including, but not limited to, those concerning drugs, drug manufacture regulatory requirements, or exportation or importation of the Product, including but not limited to proper declaration of dutiable values. GSK shall be responsible for obtaining all exportation and importation license or other authorizations.
14.14 Debarment. Each Party certifies to the other that it is not debarred under subsections 306(a) or 306(b) of the FD&C Act, as amended, and that it has not and will not use in any capacity the services of any person debarred under such law with respect to services to be performed under this Supply Agreement. Each Party further certifies that it will amend this certification as necessary in light of new information.

In Witness Whereof, the Parties have executed this Supply Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Glaxo Group Limited			Impax Laboratories, Inc.

By:	/s/ Paul Williamson		By:	/s/ Larry Hsu

	Name:	Paul Williamson		Name: Larry Hsu
	Title:	Authorised Signatory For and on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director		Title: President & CEO

Schedule 2.12
Key Performance Indicators for the Manufacture of the Product to be supplied to GSK under this
Supply Agreement
XXXXXX

Schedule 4.10
Impax’s Environmental, Health and Safety Guiding Principles
XXXXXX.

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